Exhibit 10.2

DIRECTOR CONTRACT

Between the undersigned

Sune Mathiesen

Søren Møllers Gade 4A

8900 Randers

CPR no.: 300974-2769

(Hereinafter called the Director)

and

LiqTech International A / S

lndustriparken 22C

2750 Ballerup

CVR no.: 2512 1031

(Hereinafter called the Company)

has today signed the following Executive Contract:

1.	RECRUITMENT

1.1

The Director/CEO will start his employment in the company at July 29, 2014 and the directors employment contract with Provital will end at the same time without any liabilities for either Provital or the Company.

2.	EMPLOYMENT AND RESPONSIBILITIES

2.1

The Director is under subject to statutory rules and the liability to the Board liability to perform the Company’s total business. The Director has the daily management of the Company and references in relating hereto to the Chairman of LiqTech International Inc. Place of employment are Hobro.

2.2	The Director shall appoint and dismiss the Company’s staff and provides staff with working areas and provide them with working authority.

2.3	The Director is reported as a director to the Danish Commerce and Companies Agency.

2.4	The Director will also serve as a director for the company LiqTech International Inc.

3.	SALARY, BONUS, PENSION AND WAGES REGULATORY

3.1	The Director’s annual salary is by accession DKK 1,500,000 per year, paid monthly on the last business day of the month with 1/12.

3.2

The Director shall receive a yearly bonus of 5% of the average gross profit for the Company and Provital Solution for any sales (revenue) > 130,000,000 DKK pr. year. The gross margin is fixed at 40% without depreciations. The calculation will be as follow: If the revenue for the Company and Provital Solution should be DKK 200,000,000 in a year and the gross profit DKK 80,000,000 (40%) the bonus would be the following: 80.000.000 less 130.000.000 * 0,4 = 52.000.000 DKK = 28.000.000 * 0,05 = DKK 1.400.000 DKK. For the first period from July 1, 2014 to 31 December, 2014 a bonus of DKK 700,000 will be paid if Provital Solution will generate a revenue of DKK 32,500,000 for the period with a gross margin of not less than 40%.

3.3	The Company shall pay 10% of monthly salary, see § 3.1 as pension for director.

3.4	Director’s fees negotiated each year in August, beginning in August 2015.

4.	OTHER BENEFITS

4.1	The Company provides a broadband connection available in the Director’s residence and pays at the same time all installation and operating costs for this.

4.2	The Company provides a mobile telephone available to the Director and pay phone charges connected thereto.

4.3	The Company provides a laptop available to the Director.

4.4	The tax consequences for the Director of the private disposal facilities listed above are treated by the Company according to applicable law.

5.	TRAVEL AND ENTERTAINMENT

5.1

Director’s travel expenses for travel and representation in the Company’s interest will be refunded by the Company after the bill or according to agreement. Travel in own car will be reimbursed according to current rules.

6.	CONTINUING EDUCATION

6.1	The Director is entitled to one, compared to its position, proper training, paid by the Company. The director is planning its own continuing education and shall notify the chairman thereof.

7.	HOLIDAY

7.1

Holidays are earned and held in accordance with the rules of the Holidays Act equivalent to 5 weeks annually. The special holiday allowance under the Holidays Act is paid by 1.5% and includes with the same percentage in the calculation of holiday pay on resignation

7.2	The Director will plan the holiday himself but is obligated to take the Company’s best interests into account. The director must notify the chairman of the planned holiday.

7.3	Upon resignation is the Director obligated to a 12.5% holiday allowance. The holiday allowance is paid in cash upon resignation along with the last salary payment.

8.	TERMINATION

8.1

This current CEO contract may be terminated by the Company with 12 months’ notice and by the director with 12 months’ notice to the end of a month. This contract is irredeemable from both parties until December 31, 2016.

8.2

If the Director within a period of 12 consecutive months has collected salary for a total of 120 days while the Director has been sick (including Sundays and holidays) this contract may be terminated within 1 month notice. Notice shall be given immediately on the expiry of the 120 sick days, and while the Director still is reported sick.

8.3

On resignation the Director is required to return all materials, including copies as well as effects belonging to the Company, and is in possession of the Director. This also applies to credit cards, keys, etc. The Director cannot exercise the lien in any of this material.

8.4	Termination is otherwise subject to the Employers’ and Salaried Employees’ Act.

9.	CONFIDENTIALITY

9.1

The Director has duty of confidentiality regarding everything that he discover in connection with his employment as Director, unless they are facts that within the nature of things must be brought forward to a third party. This duty of confidentiality is also valid after the Directors resignation.

9.2	Where the Director resigns his position- regardless the reason whatsoever any substances belonging to the Company, which is in the Directors possession, shall be returned immediately.

10.	COPIES OF CONTRACT, VENUE ETC

10.1

Any dispute between the Company and the Director on the occasion of this contract of employment must, if agreement between the parties cannot be reach by negotiations, be decided by the ordinary courts in Denmark.

10.2	This contract is drawn up into 2 equal sounding signed copies, one of which remains with the Company, while the other handed to the Director.

Signature

Copenhagen, July 29, 2014	Copenhagen, July 29, 2014

/s/ Sune Mathiesen	/s/ Soren Degn
Sune Mathiesen	LiqTech International A/S